Exhibit 99.1

Lexington Realty Trust
TRADED: NYSE: LXP
One Penn Plaza, Suite 4015
New York NY 10119-4015

Contact:
Investor or Media Inquiries, Patrick Carroll, CFO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: pcarroll@lxp.com

FOR IMMEDIATE RELEASE
May 12, 2011

LEXINGTON REALTY TRUST ANNOUNCES
OFFERING OF COMMON SHARES

New York, NY – May 12, 2011 – Lexington Realty Trust (NYSE:LXP), a real estate investment trust focused on single-tenant real estate investments, today announced that it has commenced an underwritten registered public offering of 8,000,000 common shares. Lexington will grant the underwriters a 30-day option to purchase up to an additional 1,200,000 common shares to cover over-allotments, if any.  BofA Merrill Lynch and Wells Fargo Securities will act as joint book-running managers for the offering. Barclays Capital will act as a co-lead manager for the offering. RBC Capital Markets, Morgan Keegan & Company, Inc., Keefe, Bruyette & Woods and Stifel Nicolaus Weisel will act as co-managers.

Lexington expects to use approximately $22.0 million of the net proceeds of the offering to repay all of the outstanding borrowings under its secured credit facility and the balance for general corporate purposes, including acquisitions.

All common shares will be offered under Lexington’s existing shelf registration statement filed with the Securities and Exchange Commission. The offering of these securities will be made only by means of a prospectus supplement. The prospectus supplement related to this public offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement may be obtained by contacting BofA Merrill Lynch, 4 World Financial Center, New York, N.Y. 10080, Attention: Prospectus Department or e-mail dg.prospectus_requests@baml.com; or Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, N.Y., 10152, at 800.326.5897 or e-mail a request to cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages single-tenant office, industrial and retail properties leased to major corporations throughout the United States.  Lexington also provides investment advisory and asset management services to investors in the single-tenant area.  Lexington’s common shares are traded on the New York Stock Exchange under the symbol “LXP”.  Additional information about Lexington is available by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.
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